Exhibit 10.10.2
FIRST AMENDMENT TO
CONOCOPHILLIPS
KEY EMPLOYEE SUPPLEMENTAL RETIREMENT PLAN
          Effective December 19, 2008, ConocoPhillips Company (the “Company”) amended and restated the Key Employee Supplemental Retirement Plan (“KESRP”) for the benefit of certain employees of the Company and its affiliates.
          The Company desires to amend the KESRP by adding an Appendix for Select New Hires effective October 6, 2010.
          Pursuant to the foregoing, the KESRP is hereby amended by appending to the end thereof the following Appendix for Select New Hires:
“APPENDIX FOR SELECT NEW HIRES
TO
CONOCO PHILLIPS KEY EMPLOYEE SUPPLEMENTAL RETIREMENT
PLAN
For Select New Hires, as set forth in resolutions adopted from time to time by the Human Resources and Compensation Committee of the Board of Directors of ConocoPhillips, or its successor, the following provisions apply:
1.	The Select New Hire will, effective on the first day of employment with the Controlled Group, become a Participant in the ConocoPhillips Key Employee Supplemental Retirement Plan. In addition to the benefits provided under the Plan, the Select New Hire will be eligible for a further benefit (the “Further Benefit”), calculated in accordance with the provisions of this Appendix.

2.	Further Benefit shall mean the difference between the Putative Title I Benefit and the Offsetting Benefits, both as described below. In determining the Further Benefit, paragraphs (f) and (g) of the Plan shall apply.

3.	The Putative Title I Benefit shall mean the sum of (i), (ii), and (iii) below:
(i)	The difference between the Select New Hire’s total accrued benefit under Title I and his actual accrued benefit under Title I. For this purpose, a Select New Hire’s “total accrued benefit under Title I” is the accrued benefit he would have if his accrued benefit under Title I were determined under the terms of Title I but with the following modifications:
(aa)	Include in Annual Earnings an award under the Incentive Compensation Plan which the Select New Hire deferred under the terms of KEDCP. Include such award in the calendar year in which the award would have been paid to the Select New Hire if it had not been deferred.

(bb)	Include in Annual Earnings salary that would have been paid to the Select New Hire but for the fact that he voluntarily elected to defer receipt of that salary under the terms of KEDCP. Include the deferred salary in Annual Earnings in the calendar year in which the salary would have been paid had it not been deferred.

(cc)	Include in Annual Earnings the initial value of a restricted stock or restricted stock unit award under the Incentive Compensation Plan. Include that value in Annual Earnings in the calendar year in which the award was granted.

(dd)	Include in Annual Earnings the value of any special award specified by the Committee under the terms of the special award to be included for Annual Earnings purposes under Title I in the year in which any applicable restrictions on the award lapse or, if deferred, in the year in which any applicable restrictions would have lapsed absent an election to defer.

(ee)	Disregard the limitations on compensation related to Code section 401(a)(17).

(ff)	Disregard the limitation on benefits related to Code section 415.

(gg)	If the Select New Hire is eligible to receive benefits under the ConocoPhillips Executive Severance Plan or under the ConocoPhillips Key Employee Change in Control Severance Plan, include in Annual Earnings an amount determined by dividing the Select New Hire’s Salary by 4.3333 times the number of weeks or partial weeks from the date the Select New Hire’s employment ends with the Employer to the end of that calendar year. Provided, however, this subsection (gg) shall be disregarded to the extent the benefit created solely by operation of this subsection (gg) is provided under the terms of Title I.

(hh)	Determine service credited for purposes of benefit accrual as if the Select New Hire had originally been employed by the Controlled Group on the date that the Select New Hire began employment with the company with which the Select New Hire was employed immediately prior to becoming employed by the Controlled Group.

(ii)	In the case of a Select New Hire who terminated employment on or after February 8, 1993, the Title I-related accrued benefit shall include an additional supplemental accrued benefit calculated under the terms of Title I, but disregarding the limitation on compensation that is taken into account, using as final average earnings the difference, if any, between the Total Final Average Earnings and the Final Average Earnings used in Title I.

(iii)	The Title I-related accrued benefit shall also include any benefit provided under Section IV of this Plan.
4.	The Offsetting Benefits shall mean any benefit, other than the Further Benefit, provided to the Select New Hire under a defined benefit plan of ConocoPhillips, including but not limited to the ConocoPhillips Retirement Plan (and any successor plan) and the ConocoPhillips Key Employee Supplemental Retirement Plan (and any successor plan), together with any benefit provided to the Select New Hire under a “defined benefit plan” (as defined in section 3(35) of the Employee Retirement Income Security Act of 1974, as amended (ERISA)), including any such plan regardless of whether it might also be considered an “excess benefit plan” as defined in section 3(36) of ERISA, of the company by which the Select New Hire was employed immediately prior to becoming an employee of the Controlled Group. In determining the value of a benefit provided by an employer which is not a member of the Controlled Group, the Plan Administrator may make any reasonable assumptions necessary and use such information as may be publicly available, provided by such employer, or provided by the Select New Hire, although it is within the discretion of the Plan Administrator to determine which such information and assumptions to use and to disregard any information which the Plan Administrator considers invalid, incomplete, or otherwise suspect.

5.	Nothing in this Appendix is intended to affect the other operations or provisions of the Plan. If the Select New Hire is, under the provisions of the Plan, otherwise eligible to participate in the Plan, the Select New Hire will do so in accordance with those provisions.”
Executed October 11, 2010
For ConocoPhillips Company

/s/ Carin S. Knickel
Carin S. Knickel
Vice President, Human Resources

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